UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K EQUIVALENT

CURRENT REPORT

Date of Report (Date of Earliest Event Reported): January 12, 2005

BIRDS EYE FOODS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		16-0845824
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

90 Linden Oaks, PO Box 20670, Rochester, New York	14602-0670
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number Including Area Code: (585) 383-1850

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
• This Form 8-K Equivalent is only being filed pursuant to a requirement contained in the indenture governing Birds Eye Foods, Inc.’s 11 7/8% Percent Senior Subordinated Notes Due 2008.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 12, 2005, Mr. Robert W. Maier was elected as a new member of the Board of Directors of Birds Eye Foods, Inc. (“Birds Eye Foods”). Mr. Maier was also named to the marketing committee of the Board of Directors.

Mr. Maier was formerly a 51.6% shareholder and the President, Chairman, and CEO of the California & Washington Company (“C&W”), which was acquired by Birds Eye Foods on September 23, 2004 for an aggregate purchase price of approximately $73.5 million (excluding fees) subject to the adjustment described below.

In accordance with the C&W stock purchase agreement, the transaction was closed utilizing an estimate of net working capital, with a final agreed-upon net working capital to be determined subsequent to closing. Birds Eye Foods has an outstanding receivable from the former shareholders of C&W related to the adjustment of net working capital in an aggregate amount currently estimated to be approximately $1.0 million.

SIGNATURES

        The Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIRDS EYE FOODS, INC.
Date: January 12, 2005	By: /s/ Earl L. Powers Earl L. Powers, Executive Vice President and Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)